FOURTH AMENDMENT

                                     TO THE

                           THIRD AMENDED AND RESTATED

                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                     PLM EQUIPMENT GROWTH & income FUND VII


     This Fourth Amendment ("Amendment") to the Third Amended and Restated Limited Partnership Agreement ("Agreement") of PLM Equipment Growth & Income Fund VII ("Partnership") is executed as of August 24, 2001, by its General Partner, PLM Financial Services, Inc., a Delaware corporation ("General Partner"). All capitalized terms not otherwise defined herein shall have the meanings as set forth in the Agreement.

                                    RECITALS

     A. The Partners entered into a Third Amended and Restated Limited Partnership Agreement dated as of May 10, 1993, as amended by that First Amendment to Third Amended and Restated Limited Partnership Agreement dated May 28, 1993, as amended by that Second Amendment to Third Amended and Restated Limited Partnership Agreement dated as of January 21, 1994, and as further amended by that Third Amendment to Third Amended and Restated Limited Partnership Agreement dated as of March 25, 1999.

     B. The Agreement is now hereby amended pursuant to Article XVIII thereof and by order of the United States District Court for the Southern District of Alabama.

     NOW, THEREFORE, the Agreement is amended as follows:

     1.   Section 10.01(e) is amended to read in its entirety as follows:

          (e) The determination by the General Partner that it is necessary to commence the liquidation of the Equipment in order for the liquidation of all the Equipment to be completed in an orderly and businesslike fashion prior to January 1, 2007."

     2. The first clause of the first sentence of Section 2.05(i) is amended to read in its entirety as follows:

          "Limitation of Fees. The General Partner shall not receive fees in excess of 120% of the following limitations which shall apply to the amount of Capital Contributions which must be committed to Investment in Equipment:"

     3. Section 2.02(q) is amended by deleting only the language that states "for six years after the year which includes the Closing Date" and replacing such language with "until December 31, 2004".

     4. Section 6.11 is amended by adding the following language at the end of the Section:

          "Notwithstanding any terms of the preceding paragraph, from August 30,2000 forward the following terms of Section 6.11 will govern and control all Limited Partners' and the General Partner's rights and obligations regarding repurchase of outstanding Units. The Partnership will repurchase up to 10% of the then total outstanding Units as of August 30, 2000 ("Outstanding Units"). Any Unitholder that intends to submit for repurchase some or all of his, her or its Units must indicate this intention on the Request to Repurchase Form that has been mailed to the Limited Partners along with the Equitable Settlement Hearing Notice and this solicitation statement. The repurchase price for each Unit shall be determined as follows: the Net Asset Value of the Partnership (defined below) as of the fiscal quarter immediately preceding December 11, 2000 will be divided by the number of Outstanding Units to determine the Net Asset Value per Unit. The Net Asset Value per Unit will be multiplied by 80% to determine the repurchase price per Unit (the "Repurchase Price"). The repurchase of Units will be completed no later than the end of the fiscal quarter following the fiscal quarter during which the United States District Court for the Southern District of Alabama enters an order granting final approval of the Equitable Class Action Settlement. If the Unitholders request the Partnership to repurchase more than 10% of its Units, the Partnership will repurchase up to 10% of the Units, pro-rata based on the number of Units offered for repurchase, or as close to a pro-rata basis as is reasonably possible. Any such pro-rata allocation adjustments will be determined by the Claims Administrator who will give priority according to the order of preference for each category set forth below in this paragraph. To the extent that the demand in any category would exhaust the 10% number then all Unitholders in that category will have their Units repurchased on a pro rata basis, rounded up to the nearest whole Unit, and the Unitholders in the remaining categories will not have the option of having their Units repurchased. The order of preferences is: (1) Units owned by estates, IRAs and Qualified Plans which were purchased as part of the initial offering; (2) Units owned by Limited Partners which were purchased as part of the initial offering; (3) Units owned by Limited Partners which were purchased after the initial offering;
          (4) Units owned by Unitholders which were purchased after the initial offering. In the event that the total number of Units requested to be repurchased exceeds 10% of the Partnership's Units, the General Partner will have the option, but not the obligation, to purchase these excess Units with its own monies and on its own behalf."

          "Net Asset Value" of the Partnership means the value of all Equipment owned by the Partnership and as determined by the General Partner (and subject to consultation with Class Counsel's valuation expert) plus any cash, uncollected receivables and any other assets, less accounts payable, debts and other liabilities of the Fund as of the fiscal quarter immediately preceding the repurchase date."

     5. Article XVIII is amended by deleting the first provision of the second paragraph and replaces it in its entirety as follows:

          "[P]rovided, however that the Limited Partners may not amend this Agreement to extend the Partnership term or to change the provisions of Section 10.03;"

Additionally, a new paragraph is added at the end of Article XVIII as follows:

          "Approval of a Majority in Interest to all amendments of this Agreement necessary to effectuating the Equitable Class Settlement shall be deemed to have been given if less than half of the Units held by Limited Partners vote against any such amendment proposed by the September 10, 2000 solicitation statement, as provided for in amended
          Article XV of this Agreement."

     6. Article XV is amended by adding the following language to the end of the fourth paragraph of Article XV:

          "Provided, however, that effective written consent by a Majority in Interest of the Limited Partners to any proposed action set forth in the September 10, 2000 solicitation statement and in connection with the Equitable Class Settlement, shall be deemed to have been given, unless Limited Partners holding more than half of the outstanding Units in such Limited Partnership vote against any such action."

     7. Article XIV is amended by adding the following language to the end of the paragraph:

          "Provided, however, that any and all disputes relating to or arising out of the Equitable Class Action Settlement approved by the Federal District Court for the Southern District of Alabama by final order, including all issues pertaining to the interpretation and administration of the Stipulation of Settlement and all its exhibits, shall be subject to the continuing and exclusive jurisdiction of the Federal District Court for the Southern District of Alabama."

     IN WITNESS WHEREOF, the General Partner has duly executed this Amendment as of August 24, 2001.

                              PLM FINANCIAL SERVICES,INC., a Delaware corporation, General Partner and as Attorney-in-Fact for and on behalf of the Limited Partners



                              By:       /s/  Stephen M. Bess
                              Title:    President
                              Name:     Stephen M. Bess